Exhibit 10.1

INTERCOMPANY SERVICE AGREEMENT
BETWEEN
AMERIPRISE FINANCIAL, INC.
AND
RIVERSOURCE LIFE INSURANCE COMPANY

This Service Agreement (this "Agreement") is made effective as of January 1, 2007 (the "Effective Date'') by and between Ameriprise Financial Inc., a Delaware corporation (herein the "Service Provider" and known internally as "Company 1” for accounting purposes), and RiverSource Life Insurance Company, a Minnesota corporation (herein the “Company” and known internally as “Company 10” for accounting purposes).
WHEREAS, Service Provider and Company are affiliated companies that are members of an insurance holding company system; and
WHEREAS, Service Provider has extensive experience in providing the kinds of services to be provided under this Agreement and an established infrastructure for providing such services in an efficient and cost effective manner; and
WHEREAS, the Company desires to obtain, for the benefit of its insurance business, certain services from the Service Provider and share in the cost of certain expenses incurred by the Service Provider on behalf of the Company, and the Service Provider desires to provide such services and incur such expenses, all upon the terms and conditions hereinafter set forth; and
WHEREAS, the parties desire to set forth in writing the services and expenses which are the subject of this Agreement and the basis for allocating expenses between them;
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.
Services: At the request of the Company and subject to the Company's sole and exclusive right to control and manage its insurance business, the Service Provider will provide those services and incur those expenses as set forth on Attachment A annexed hereto and made a part hereof as well as any other services or expenses reasonably requested by the Company in connection with the Company's business.

2.
Term: This Agreement shall be for a term beginning on the Effective Date and shall remain in effect thereafter unless the parties mutually agree otherwise; provided, however, that either party may terminate this Agreement in accordance with the provisions of Section 19 below.

3.
Allocation of Costs: The Company agrees to reimburse Service Provider at cost for services and facilities provided by Service Provider pursuant to this Agreement. The charge to the Company for such services and facilities shall include all direct and indirectly allocable expenses. The methods for allocating expenses to the Company shall be in accordance with the requirements of the Minnesota insurance holding company system laws. Such methods shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of expense incurred by the Service Provider on behalf of the Company. The method of allocating costs hereunder and the payment thereof shall be determined in the following manner:

a.
The cost of services performed by the Service Provider that are identifiable as expenses incurred directly and exclusively for the benefit of the Company shall be charged to the Company. This shall include the cost of supplies, materials, and various other items of expense incurred by the Service Provider directly on behalf of the Company as identified more specifically in Attachment A annexed hereto and made a part hereof.

b.
The cost of services performed by the Service Provider that are not identifiable as expenses incurred directly and exclusively for the benefit of the Company shall be allocated and charged to the Company in conformity with customary insurance accounting practices.

c.
At the request of the Company, and at Service Provider's expense, the Service Provider shall produce records and provide access to enable the Company to verify that such cost allocations are performed in accordance with the practices referenced above.

d.
Each month, the Company shall reimburse the Service Provider for costs of services provided or expenses incurred by the Service Provider under this Agreement during the preceding month, in accordance with the payment provisions of Section 4 below.

For purposes of allocating costs under this Agreement, the Company and Service Provider shall rely on their internal accounting and allocation system then in effect, that system currently being the Management Accounting and Reporting System (“MARS”), which utilizes a product factor methodology for certain services and rate-volume formulas for other services, in order to ensure fair and reasonable allocations of income and expenses among affiliated entities.

4.
Payments: For services rendered under this Agreement, payment shall be made by the Company to the Service Provider on a monthly basis within thirty (30) days of invoice or other notice. The parties agree that during the course of any given month the Company may make reasonable estimated payments for part or all of the monthly cost in which case such payment shall be offset against the actual amount otherwise due at the end of the month under this Agreement. The parties also agree that, at the option of the Company, the Company may reimburse Service Provider based upon Service Provider's good faith estimate of the monthly costs for some or all of the services provided hereunder, in which case there shall be a final adjustment made within thirty (30 days) after completion of Service Provider's cost analysis performed at least annually.

5.
Services Provided by Company: Company agrees to make its employees and facilities available to the Service Provider, upon request of the Service Provider, to perform services as may be mutually agreed upon by the parties from time to time. The cost of such services shall be allocated to the Service Provider in the same manner costs are allocated to the Company pursuant to Section 3 herein. With respect to such services, all terms and conditions of this Agreement shall be applicable as though fully stated herein, except the Company shall be deemed the "Service Provider" and the Service Provider shall be deemed the '"Company” for purposes of determining rights and obligations of the parties under this Agreement.

6.
No Profit or Loss: It is the intention of the parties that no party shall realize a profit nor incur a loss as a result of the services provided and expenses incurred hereunder and the allocation of all costs for such services and expenses shall be made consistent with such intention.

7.
Maintenance of Books: Company and Service Provider each shall maintain its own books, accounts and records in such a way as to disclose clearly and accurately the nature and detail of the transactions between them, including such accounting information as is necessary to support the reasonableness of charges under this Agreement, and such additional information as the Company may reasonably request for purposes of its internal bookkeeping and accounting operations. The Service Provider shall keep such books, records and accounts insofar as they pertain to the computation of charges hereunder available for audit, inspection and copying by the Company and persons authorized by it or any governmental agency having jurisdiction over the Company during all reasonable business hours.

8.
Ownership and Custody of Records: All records, books and files established and maintained by the Service Provider by reason of its performance of services under this Agreement, which, absent this Agreement, would have been held by the Company, shall be deemed the property of the Company and shall be maintained in accordance with applicable laws and regulations. Such records should be available, during normal business hours, for inspection by the Company, anyone authorized by the Company, and any governmental agency that has regulatory authority over the Company's business activities. Copies of such records, books and tiles shall be delivered to the Company on demand. All such records, books and files shall he promptly transferred to the Company by the Service Provider upon termination of this Agreement.

9.
Audit: The Company and persons authorized by it and any governmental agency having jurisdiction over the Company shall have the right, at Company's expense, to conduct an audit of the relevant books, records and accounts in the possession of the Service Provider upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, the Service Provider shall give to the party requesting the audit reasonable cooperation and access to all books, records and accounts necessary to audit during normal business hours.

10.
Right to Contract with Third Parties: Nothing herein shall be deemed to grant the Service Provider an exclusive right to provide services to the Company, and the Company retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services or for the use of facilities as are available to or have been requested by the Company pursuant to this Agreement.

The Service Provider, unless the Company objects, shall have the right to subcontract with any third party, affiliated or unaffiliated, for the performance of services requested by the Company under this Agreement provided that the Service Provider shall remain responsible for the performance of services by any such subcontractors in accordance with the terms of this Agreement; and provided further that the charges for any such services subcontracted to an affiliate shall be determined on the basis described in Section 3 above.

11.
Safeguarding Customer Information: The Service Provider shall implement and maintain appropriate measures designed to meet the objectives of Minnesota Statutes Sections 60A.98 and 60A.981 with respect to safeguarding the Company's customer information and customer information systems. The Service Provider shall adjust information security programs upon reasonable request of the Company for any relevant changes dictated by the Company's assessment of risk concerning its customer information and customer information systems. Confirming evidence that the Service Provider has satisfied its obligations under this Agreement shall be made available, during normal business hours, for inspection by the Company, any person authorized by the Company, and any governmental agency that has regulatory authority over the Company's business activities.

12.
Exercise of Judgment in Rendering Services: In providing services hereunder which require the exercise of judgment by the Service Provider, the Service Provider shall perform any such service in accordance with standards and guidelines which the Company develops and communicates to the Service Provider. In performing any services hereunder, the Service Provider shall at all times act in a manner reasonably calculated to be in or not opposed to the interests of the Company.

13.
Capacity of Personnel and Status of Facilities: Whenever the Service Provider utilizes its employees or independent contractors to perform services for the Company pursuant to this Agreement, such personnel shall at all times remain employees or independent contractors of the Service Provider, subject solely to the direction or responsibility of the Service Provider. The Company shall have no liability to such personnel for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations. No facility of the Service Provider used in performing services for, or subject to use by, the Company shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement. The independent contractor status of any independent contractor engaged by the Service Provider shall not be affected by this Agreement.

14.	Assignment: This Agreement and any rights pursuant hereto shall not be assignable by either party hereto, except as set forth herein or by operation of law, subject to whatever regulatory filings or approvals may be applicable. Except as and to the extent specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations or liabilities that would otherwise be applicable. The representations, warranties, covenants and agreements contained in this Agreement shall be binding upon, extend to and inure to the benefit of the parties hereto, their, and each of their, successors, and assigns respectively.

15.
Arbitration: Any unresolved dispute or difference between the parties arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award rendered by the Arbitrator shall be final and binding upon the parties, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall take place in Minneapolis, Minnesota.

16.
Indemnification: The Company and the Service Provider agree to hold each other harmless and to indemnify each other against any and all liability, loss, damage, expense, cost. cause of action, demand, penalty, fine or claim (including cost of litigation or administrative proceedings and counsel fees) arising out of or related to any of the services provided hereunder to the extent the same are caused by the act or failure to act of the indemnifying party.

17.
Confidential Information: The parties agree certain information released in performance of this Agreement, whether intentionally or unintentionally, may constitute confidential information ("Confidential Information"). Confidential Information, for purposes of this agreement, means information released by one party ("Releasing Party") to the other ("Receiving Party"), in whatever format, that is nonpublic, trade secret and/or proprietary. It is agreed the Receiving Party shall maintain Confidential Information in strict confidence, refrain from misappropriating such information for purposes other than performing responsibilities under this Agreement or as otherwise agreed to by the parties, use commercially reasonable efforts to prevent disclosing such information to unauthorized or unaffiliated third parties, and not copy such information without prior consent or acquiescence of the Releasing Party. These restrictions do not apply to information that (i) enters into the public domain through no fault or action of the Receiving Party, (ii) is obtained from a third party who is under no legal or contractual obligation to maintain confidentially of such information, (iii) is independently developed by the Receiving Party without reference to or use of any Confidential Information, or (iv) is required to be disclosed pursuant to requirements of law or legal process including but not limited to disclosures made to and required by any governmental agency having regulatory authority over the Company. Upon termination, if demanded by the Releasing party, the Receiving Party shall within sixty (60) days return to the Releasing Party copies, in whatever form or medium, of any material containing Confidential Information.

18.	Notices: All notices, statements or requests provided for hereunder shall be deemed to have been duly given when delivered by hand to an officer of the other party, or when deposited with the U.S. Postal Service, as first class certified or registered mail, postage prepaid, overnight courier service, or facsimile copy, addressed:

a.	If to the Service Provider to:	Chief Financial Officer
Ameriprise Financial, Inc.
55 Ameriprise Financial Center
Minneapolis, MN 55474

	with a copy to:	General Counsel
Ameriprise Financial, Inc.
55 Ameriprise Financial Center
Minneapolis, MN 55474

b.	If to the Company to;	Chief Financial Officer
RiverSource Life Insurance Company
227 Ameriprise Financial Center
Minneapolis, MN 55474

	with a copy to:	General Counsel
RiverSource Life Insurance Company
227 Ameriprise Financial Center
Minneapolis, MN 55474
or to such other persons or places as each party may designate from time to time. The aforementioned individuals shall also serve as contact persons for the purpose of carrying out this Agreement. As such, the contact persons shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement. Each party shall notify the other in writing as to the name, address and telephone number of the designated contact person in the event there is a replacement or change in such contact information.

19.
Termination: This Agreement shall remain in effect until (i) the parties mutually agree to terminate the agreement or (ii) either the Company or the Service Provider gives the other party sixty (60) days or more advance written notice of the party's intent to terminate this Agreement or that portion of this Agreement pertaining to any one or more of the services or items set forth in Attachment A annexed hereto. Upon termination, the Service Provider shall promptly deliver to the Company all books and records that are, or are deemed by this Agreement, the property of the Company.

20.
Settlement on Termination: No later than sixty (60) days after the effective date of termination of this Agreement, the Service Provider shall deliver to Company a detailed written statement for all charges incurred and not included in any previous statement to the effective date of termination. The amount owed or to be refunded hereunder shall be due and payable within thirty (30) days of receipt of such statement.

21.
Performance Standards: Service Provider agrees that in performing or providing functions or services hereunder, it shall use that degree of ordinary care and reasonable diligence that an experienced and qualified provider of similar services would use acting in like circumstances in such matters and in accordance with the standards, practices and procedures established by the Service Provider for its own business. Service Provider shall perform services according to servicing standards of the Company or such other standards as may be mutually agreed upon by the parties. Service Provider shall comply with all laws, regulations, rules and orders applicable to (i) the Company with respect to the services provided hereunder and (ii) the Service Provider with respect to its own business. Service Provider agrees to maintain sufficient facilities and trained personnel of the kind necessary to perform the services under this Agreement.

22.
Control: The performance of services by the Service Provider for the Company pursuant to this Agreement shall in no way impair the absolute control of the business and operations of the Service Provider or the Company by their respective Boards of Directors. The Service Provider shall act hereunder so as to assure the separate operating entity of the Company. The business and operations of the Company shall at all times be subject to the direction and control of the Board of Directors of the Company.

23.	Governing Law: This Agreement is made pursuant to and shall be governed by, interpreted under, and the rights of the parties determined in accordance with, the laws of the State of Minnesota.

24.
Entire Agreement: This Agreement, together with such amendments as may from time to time be executed in writing by the parties, constitutes the entire agreement and understanding between the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. Agreements to be superseded and terminated by this Agreement include a certain ''Intercompany Agreement'' between the parties dated July 28, 1983. In recognition of the merger of the Company with American Enterprise Life Insurance Company and American Partners Life Insurance Company (herein the "Merged Companies") effective January 1, 2007, this Agreement also supersedes and terminates agreements pursuant to which Service Provider or Company furnished similar services to the Merged Companies prior to the merger, including a certain "Service and Cost Allocation Agreement Between American Enterprise Life Insurance Company and IDS Life Insurance Company" dated January 1, 1990 and a certain “Service and Cost Allocation Agreement Between National Pension Life Insurance Company (to be renamed American Partners Life Insurance Company) and IDS Life Insurance Company” dated February 18, 1994.

25.
Severability. It is further agreed and understood by the parties hereto that if any part, term or provision of this Agreement should be held unenforceable in the jurisdiction in which either party seeks enforcement of this Agreement, it shall be construed as if not containing the invalid provision or provisions, and the remaining portions or provisions shall govern the rights and obligations of the parties.

26.	Section Headings: Section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

27.
Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which, when taken together, shall constitute one instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the dates indicated below.

AMERIPRISE FINANCIAL, INC.

By:	/s/ David K. Stewart
Its:	Senior Vice President & Controller
Date:

RIVERSOURCE LIFE INSURANCE COMPANY
By:	/s/ Timothy V. Bechtold
Its:	President
Date:

Attachment A

1.	Services: To the extent requested by the Company, the Service Provider shall make its employees and facilities available for performance of the following kinds of services:

•	Accounting, controllership, finance, financial reporting, and treasury

•	Client and policy owner services including management of client data and communications

•	Corporate Communications

•	Commercial loan servicing and administration

•	Corporate actuarial

•	Corporate and brand marketing

•	Corporate tax analysis and preparation

•	Customer relations including complaint handling

•	Executive management, mergers and acquisitions, and other corporate services

•	Human resources including payroll processing

•	Information systems and management

•	Internal audit

•	Legal counsel, risk management, and anti-money laundering program services

•	Strategic planning and business planning

•	Other support services such as procurement, printing, real estate, document services, mailroom, security, and cafeteria

2.	Expenses: To the extent requested by the Company, the Service Provider shall pay for the following items of expense on behalf of the Company, which shall then be charged back to the Company:

•	Occupancy costs including floor space, utilities, leasehold improvements and other facilities as required by Company for its operations and employees

•	Communications including costs of telecommunication equipment and services

•	Office equipment including costs of furniture, computer equipment, copying machines, and other facilities

•
Employee benefit costs directly allocable to the Company for its employees to participate in retirement. health care, life and disability insurance, restricted stock awards and stock option plans, and other employee benefit programs made available to employees of affiliates of the Service Provider

•
Other expenses directly allocable to the Company such as vendors and consultants, printed material and paper supplies, outside legal expenses, taxes and fees, technology costs and information systems enhancements